EXHIBIT G

[Letterhead of]

EUROPEAN INVESTMENT BANK

CONSENT

We hereby consent to the references to the Legal Department of the European Investment Bank under the heading “Legal Opinions” in the Registration Statement and related prospectus of the European Investment Bank for the registration of $15,000,000,000 of debt securities filed by the European Investment Bank with the Securities and Exchange Commission of the United States.

EUROPEAN INVESTMENT BANK

/s/ Marc Dufresne	/s/ Nicola Barr
Marc Dufresne Deputy General Counsel	Nicola Barr Associate Director

Luxembourg,

July 30, 2008